Exhibit 99.1

Contacts:

Andrew Graham

Chief Financial Officer

Trimeris, Inc.

(919) 806-4682

TRIMERIS ANNOUNCES THAT ARIGENE INTENDS TO TERMINATE TENDER OFFER

DURHAM, N.C. – December 29, 2009 – Trimeris, Inc. (Nasdaq: TRMS) (“Trimeris”) today announced that in connection with the Agreement and Plan of Merger dated October 2, 2009, as amended, by and among Trimeris, Arigene Co., Ltd. and RTM Acquisition Company (“Arigene” and “Purchaser,” respectively) (the “Merger Agreement”), Arigene has informed Trimeris through counsel that Arigene intends to terminate the tender offer for all of Trimeris’ outstanding shares of common stock because Arigene was unable to secure sufficient financing for purposes of funding the tender offer. The tender offer expired on Monday, December 28, 2009.

Shortly after entering into the November 17, 2009 amendment to the Merger Agreement which extended the tender offer to December 28, 2009, Trimeris obtained payment of the $12 million reverse termination fee payable to Trimeris under the Merger Agreement. Notwithstanding Arigene’s termination of the tender offer, Trimeris will retain the benefit of the receipt of such fee, net of transaction, advisors’ and legal fees incurred in connection with entering into the Merger Agreement. Trimeris is evaluating its other rights and remedies under the Merger Agreement given the present circumstances.

Trimeris intends to continue to actively manage its operations so as to maximize cash flow attributable to its commercial product FUZEON®. FUZEON® is distributed and sold by Trimeris’ commercial partner F. Hoffman La-Roche, Ltd. Trimeris will also seek additional opportunities to enhance shareholder value consistent with its previously elaborated strategy.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the commercialization of therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON®, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. For more information about Trimeris, please visit the Company’s website at http://www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; we are dependent on third parties for the sale, marketing and distribution of the Company’s drug candidates; the market for HIV therapeutics is very competitive with regular new product entries that could affect the sales of the Company’s products; the results of the Company’s previous clinical trials are not necessarily indicative of future clinical trials; and the Company’s drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 13, 2009.

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